Exhibit 99.1

Press Release

Inova completes more than $700,000 of projects

Las Vegas, NV February 15, 2011. Inova Technology (OTCBB:INVA), through its wholly owned subsidiary, Desert Communications, has completed more than $700,000 of network solutions projects.

The projects were completed for Pecos-Barstow ISD, El Paso Central Command, Fabens ISD, Lowes Market, San Elizario ISD, Sambrano Elementary, Anthony ISD, Socorro ISD and Eastlake High School.

“This is usually a slower time of year for us because we are still resuming regular activity after the school holiday period so it’s very encouraging to be completing major projects at this time of year,” said CEO, Mr. Adam Radly.

Mr Radly also said “The Company has also bid on numerous additional projects and we are expecting to be informed of the results of those bids during February and March.”

The Company receives projects in two stages. The first stage involves being awarded the project. The second stage involves getting approved funding for the project. Projects that form part of the company's backlog are projects that are both awarded and funded.

About Inova Technology

Inova Technology, Inc. (INVA) is an enterprise level Information Technology solutions provider specializing in providing proprietary RFID solutions, wireless networking, storage and security technology solutions and IT professional services. Our objective is to implement and optimize solutions for our clients with best of breed technology and the best possible service.

For more information please visit the company website at: http://www.inovatechnology.com or contact our Investor Relations Firm, Capital Communications Group at (415)332-7200 or richard@capitalgc.com.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the forward-looking matters discussed in this news release are subject to certain risks and uncertainties which could cause the Company's actual results and financial condition to differ materially from those anticipated by the forward-looking statements including, but not limited to, the Company's liquidity and the ability to obtain financing, the timing of regulatory approvals, uncertainties related to corporate partners or third-parties, product liability, the dependence on third parties for manufacturing and marketing, patent risk, copyright risk, competition, and the early stage of products being marketed or under development, as well as other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.